Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Third Quarter 2015 Earnings
Adjusted EPS up 8.6% to $0.86; Comparable sales up 1.9 percent

•
Third quarter Adjusted EPS of $0.86 was above the midpoint of the company’s guidance of $0.79 to $0.89. The Company now expects full-year 2015 Adjusted EPS of $4.65 to $4.75, compared with prior guidance of $4.60 to $4.75.

•
Third quarter comparable sales growth of 1.9 percent was near the high-end of the company’s expectations, driven by traffic growth of 1.4 percent. On a two-year stacked basis, sales and traffic growth were stronger in the third quarter than either of the first two quarters of the year.

•	Comparable sales in signature categories (Style, Baby, Kids and Wellness) grew more than 2.5 times faster than the company average.

•	Digital channel sales increased 20 percent, contributing 0.4 percentage points to comparable sales growth.

•	Target returned $1.3 billion to shareholders in the third quarter through dividends and share repurchases.

MINNEAPOLIS (Nov 18, 2015) - Target Corporation (NYSE: TGT) today reported third quarter 2015 adjusted earnings per share from continuing operations1 (Adjusted EPS) of $0.86, up 8.6 percent from $0.79 in 2014. GAAP EPS from continuing operations was $0.76, compared with $0.82 in third quarter 2014, reflecting asset-impairment, data breach and restructuring expenses that were excluded from Adjusted EPS. Third Quarter GAAP EPS was $0.87, compared with $0.55 last year, as this year’s results reflect $0.11 of tax benefits related to investment losses in Canada, compared with $0.27 of after-tax losses related to Canadian

– more –

[1]Adjusted EPS, a non-GAAP financial measure, excludes restructuring charges and the impact of certain matters not related to the Company’s single segment, such as discontinued operations, data breach expenses and certain other expenses that are discretely managed. See the “Discontinued Operations” and “Miscellaneous” sections of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Third Quarter 2015 Earnings - Page 2 of 6
operations in last year’s results. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“We’re pleased with our third quarter financial results, as both sales and adjusted earnings per share were near the upper end of our expectations,” said Brian Cornell, chairman and CEO of Target. “The third quarter marked the fourth consecutive quarter in which we have grown traffic, and Target’s sales growth continues to be led by our signature categories: Style, Baby, Kids and Wellness. Our momentum is encouraging, especially in the face of stiffer prior-year comparisons. Our results highlight the benefit of a consistent, company-wide focus on our key strategic priorities, and that focus will continue to position Target well in the months and years ahead. As we look forward to the fourth quarter, our team is focused on strong execution throughout the holidays, and we are confident in our merchandising and marketing plans as we enter the most critical season of the year.”
Fiscal 2015 Earnings Guidance
In fourth quarter 2015, Target expects Adjusted EPS of $1.48 to $1.58, compared with $1.49 in fourth quarter 2014.
The Company now expects full-year 2015 Adjusted EPS of $4.65 to $4.75, compared with prior guidance of $4.60 to $4.75.
Target’s full-year 2015 GAAP EPS will include the following items, which are excluded from Adjusted EPS and reflected in our year-to-date GAAP results through the third quarter:

•	Restructuring costs of $135 million, or (13) cents per share

•	Net pre-tax data breach expenses of $38 million, or (4) cents per share

•	Pre-tax asset-impairment expenses of $39 million, or (5) cents per share

•	A 1 cent per share benefit from the favorable resolution of various income tax matters

•	A 6 cent per share benefit related to discontinued Canadian operations
Guidance for GAAP EPS does not include an estimate of future data breach-related expenses, restructuring costs, discontinued operations costs, the potential impact from the resolution of income tax matters or any impact from the potential close of the pharmacy sale transaction with CVS.

– more –

Target Corporation Announces Third Quarter 2015 Earnings - Page 3 of 6
Segment Results
Third quarter 2015 sales increased 2.1 percent to $17.6 billion from $17.3 billion last year, reflecting a 1.9 percent increase in comparable sales combined with sales from new stores. Digital channel sales grew 20 percent and contributed 0.4 percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT) were $962 million in third quarter 2015, an increase of 5.0 percent from $916 million in 2014.
Third quarter EBITDA and EBIT margin rates were 8.6 percent and 5.5 percent, respectively, compared with 8.4 percent and 5.3 percent in 2014. Third quarter gross margin rate was 29.4 percent, compared with 29.5 percent in 2014, as benefits from a favorable merchandise mix and the comparison over last year’s intense promotional markdowns were offset by reimbursement pressure in Healthcare and the impact of investments in quality and innovation on the company’s owned and exclusive brands. Third quarter SG&A expense rate was 20.7 percent in 2015, compared with 21.1 percent in 2014, reflecting the discontinuation of an outdated retiree medical plan and continued expense discipline across the organization.
Interest Expense and Taxes from Continuing Operations
The Company’s third quarter 2015 net interest expense was $151 million, compared with $146 million last year. Third quarter 2015 effective income tax rate from continuing operations was 34.3 percent, compared with 30.6 percent last year. Last year’s effective income tax rate benefited from the favorable resolution of various tax matters, which reduced tax expense by $30 million in third quarter 2014.
Capital Returned to Shareholders
The Company returned $1,294 million to shareholders in third quarter 2015, representing more than 270 percent of net income from continuing operations.

•	In the quarter, the Company repurchased 12.1 million shares of common stock at an average price of $77.87, for a total investment of $942 million.

•	The Company also paid dividends of $352 million in the quarter, an increase of 6.7 percent from $330 million last year.
Year-to-date, the company has repurchased 27.3 million shares at an average price of $79.84, for a total investment of $2.2 billion. Under the current $10 billion share repurchase

– more –

Target Corporation Announces Third Quarter 2015 Earnings - Page 4 of 6
program, through third quarter 2015, the Company has repurchased 77.2 million shares of common stock at an average price of $68.86, for a total investment of approximately $5.3 billion.
For the trailing twelve months through third quarter 2015, after-tax return on invested capital (ROIC) was 13.0 percent, compared with 11.2 percent for the twelve months through third quarter 2014, driven by higher profits on a stable base of invested capital. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.
Discontinued Operations
Third quarter net earnings from discontinued operations were $73 million, compared with after-tax losses of $174 million last year. Third quarter earnings from discontinued operations reflect tax benefits related to investment losses in Canada.
Certain assets and liabilities of Target’s discontinued operations are based on estimates. The recorded assets include estimated receivables, and the remaining liabilities include accruals for estimated losses related to claims that may be asserted against Target Corporation, primarily under guarantees of certain leases. These estimates involve significant judgment and are based on currently available information, an assessment of the validity of certain claims and estimated payments by the Canada Subsidiaries. These estimates are subject to change, and the Company believes it is reasonably possible that adjustments to these amounts could be material to its results of operations in future periods. Any such adjustments would be recorded in discontinued operations.
Conference Call Details
Target Corporation will webcast its third quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call at Target.com/Investors (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on November 20, 2015. The replay number is (855) 859-2056 (passcode: 50809447).

– more –

Target Corporation Announces Third Quarter 2015 Earnings - Page 5 of 6
Miscellaneous
Statements in this release regarding fourth quarter and full-year 2015 earnings per share guidance and future expenses related to discontinued operations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 31, 2015.
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three- and nine-month periods ended Oct. 31, 2015, and Nov. 1, 2014. The Company also provides ROIC for the twelve-month periods ended Oct. 31, 2015, and Nov. 1, 2014, respectively, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

– more –

Target Corporation Announces Third Quarter 2015 Earnings - Page 6 of 6

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,805 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

# # #

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	October 31, 2015	November 1, 2014	Change	October 31, 2015	November 1, 2014	Change
Sales	$17,613	$17,254	2.1%	$52,159	$50,868	2.5%
Cost of sales	12,440	12,171	2.2	36,402	35,716	1.9
Selling, general and administrative expenses	3,736	3,644	2.5	10,745	10,619	1.2
Depreciation and amortization	561	535	4.8	1,651	1,584	4.3
Earnings from continuing operations before interest expense and income taxes	876	904	(3.1)	3,361	2,949	14.0
Net interest expense	151	146	3.5	455	730	(37.7)
Earnings from continuing operations before income taxes	725	758	(4.4)	2,906	2,219	31.0
Provision for income taxes	249	232	7.2	1,006	730	37.7
Net earnings from continuing operations	476	526	(9.5)	1,900	1,489	27.7
Discontinued operations, net of tax	73	(174)		37	(485)
Net earnings	$549	$352	56.0%	$1,937	$1,004	92.9%
Basic earnings/(loss) per share
Continuing operations	$0.76	$0.83	(8.0)%	$3.00	$2.35	27.7%
Discontinued operations	0.12	(0.28)		0.06	(0.76)
Net earnings per share	$0.88	$0.55	58.6%	$3.06	$1.58	92.9%
Diluted earnings/(loss) per share
Continuing operations	$0.76	$0.82	(7.9)%	$2.98	$2.33	27.7%
Discontinued operations	0.11	(0.27)		0.06	(0.76)
Net earnings per share	$0.87	$0.55	58.7%	$3.03	$1.57	92.9%
Weighted average common shares outstanding
Basic	623.7	634.0	(1.6)%	633.5	633.6	—%
Dilutive impact of share-based awards	5.1	5.6	0	5.2	5.1
Diluted	628.8	639.6	(1.7)%	638.7	638.7	—%
Antidilutive shares	—	2.3		—	4.2

Note: Per share amounts may not foot due to rounding.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	October 31, 2015	January 31, 2015	November 1, 2014
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short term investments of $1,154, $1,520 and $4	$1,977	$2,210	$718
Inventory (a)	10,374	8,283	9,957
Assets of discontinued operations	451	1,333	808
Other current assets (a)	2,402	2,261	2,355
Total current assets	15,204	14,087	13,838
Property and equipment
Land	6,118	6,127	6,111
Buildings and improvements	26,912	26,613	26,439
Fixtures and equipment	5,283	5,329	5,247
Computer hardware and software	2,652	2,552	2,437
Construction-in-progress	428	424	440
Accumulated depreciation	(15,921)	(15,093)	(14,641)
Property and equipment, net	25,472	25,952	26,033
Noncurrent assets of discontinued operations	42	442	5,540
Other noncurrent assets	978	923	1,050
Total assets	$41,696	$41,404	$46,461
Liabilities and shareholders’ investment
Accounts payable	$8,904	$7,759	$8,839
Accrued and other current liabilities	3,868	3,783	3,697
Current portion of long-term debt and other borrowings	825	91	483
Liabilities of discontinued operations	261	103	506
Total current liabilities	13,858	11,736	13,525
Long-term debt and other borrowings	11,951	12,705	12,623
Deferred income taxes	1,316	1,321	1,195
Noncurrent liabilities of discontinued operations	36	193	1,292
Other noncurrent liabilities	1,279	1,452	1,453
Total noncurrent liabilities	14,582	15,671	16,563
Shareholders’ investment
Common stock	52	53	53
Additional paid-in capital	5,314	4,899	4,612
Retained earnings	8,359	9,644	12,631
Accumulated other comprehensive loss
Pension and other benefit liabilities	(431)	(561)	(401)
Currency translation adjustment and cash flow hedges	(38)	(38)	(522)
Total shareholders’ investment	13,256	13,997	16,373
Total liabilities and shareholders’ investment	$41,696	$41,404	$46,461
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 618,604,168, 640,213,987 and 634,378,337 shares issued and outstanding at October 31, 2015, January 31, 2015 and November 1, 2014, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at October 31, 2015, January 31, 2015 or November 1, 2014.

(a) At October 31, 2015, $456 million of pharmacy prescription inventory was classified as held-for-sale and included in other current assets. At January 31, 2015 and November 1, 2014, $506 million and $507 million, respectively, of pharmacy prescription inventory has been reclassified to conform with the current period presentation.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	October 31, 2015	November 1, 2014
Operating activities
Net earnings	$1,937	$1,004
Earnings / (losses) from discontinued operations, net of tax	37	(485)
Net earnings from continuing operations	1,900	1,489
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,651	1,584
Share-based compensation expense	84	61
Deferred income taxes	(111)	(213)
Loss on debt extinguishment	—	285
Noncash (gains) / losses and other, net	(25)	(33)
Changes in operating accounts:
Inventory	(2,096)	(2,186)
Other assets	95	92
Accounts payable and accrued liabilities	1,458	1,520
Cash provided by operating activities—continuing operations	2,956	2,599
Cash provided by / (required for) operating activities—discontinued operations	804	(549)
Cash provided by operations	3,760	2,050
Investing activities
Expenditures for property and equipment	(1,129)	(1,362)
Proceeds from disposal of property and equipment	21	84
Proceeds from sale of business	8	—
Cash paid for acquisitions, net of cash assumed	—	(18)
Other investments	12	88
Cash required for investing activities—continuing operations	(1,088)	(1,208)
Cash provided by / (required for) investing activities—discontinued operations	19	(208)
Cash required for investing activities	(1,069)	(1,416)
Financing activities
Change in commercial paper, net	—	305
Additions to long-term debt	—	1,993
Reductions of long-term debt	(72)	(2,062)
Dividends paid	(1,017)	(874)
Repurchase of stock	(2,179)	—
Stock option exercises and related tax benefit	344	88
Cash required for financing activities	(2,924)	(550)
Effect of exchange rate changes on cash and cash equivalents	—	1
Net increase in cash and cash equivalents	(233)	85
Cash and cash equivalents at beginning of period	2,210	695	(a)
Cash and cash equivalents at end of period	$1,977	$780	(b)

(a) Includes cash of our discontinued operations of $25 million at February 1, 2014.
(b) Includes cash of our discontinued operations of $62 million at November 1, 2014.

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Nine Months Ended
(millions) (unaudited)	October 31, 2015	November 1, 2014	Change	October 31, 2015	November 1, 2014	Change
Sales	$17,613	$17,254	2.1%	$52,159	$50,868	2.5%
Cost of sales	12,440	12,171	2.2	36,402	35,716	1.9
Gross margin	5,173	5,083	1.8	15,757	15,152	4.0
SG&A expenses(a)	3,650	3,632	0.5	10,533	10,450	0.8
EBITDA	1,523	1,451	4.9	5,224	4,702	11.1
Depreciation and amortization	561	535	4.8	1,651	1,584	4.3
EBIT	$962	$916	5.0%	$3,573	$3,118	14.6%
Note: We operate as a single segment which includes all of our continuing operations, excluding net interest expense, data breach related costs and certain other expenses that are discretely managed. Our segment operations are designed to enable guests to purchase products seamlessly in stores, online or through mobile devices. Beginning with the first quarter of 2015, segment EBIT includes the impact of the reduction of the beneficial interest asset. For comparison purposes, prior year segment EBIT has been revised.
(a) SG&A includes $166 million and $477 million of net profit-sharing income under our credit card program agreement for the three and nine months ended October 31, 2015, respectively, and $161 million and $466 million for the three and nine months ended November 1, 2014, respectively.

	Three Months Ended		Nine Months Ended
Segment Rate Analysis (unaudited)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Gross margin rate	29.4%	29.5%	30.2%	29.8%
SG&A expense rate	20.7	21.1	20.2	20.5
EBITDA margin rate	8.6	8.4	10.0	9.2
Depreciation and amortization expense rate	3.2	3.1	3.2	3.1
EBIT margin rate	5.5	5.3	6.8	6.1
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Nine Months Ended
Sales by Channel (unaudited)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Stores	97.3%	97.7%	97.2%	97.8%
Digital	2.7	2.3	2.8	2.2
Total	100%	100%	100%	100%

	Three Months Ended		Nine Months Ended
Comparable Sales (unaudited)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Comparable sales change	1.9%	1.2%	2.2%	0.3%
Drivers of change in comparable sales
Number of transactions	1.4	(0.4)	1.3	(1.5)
Average transaction amount	0.4	1.6	0.9	1.8
Selling price per unit	2.5	3.1	3.8	2.6
Units per transaction	(2.1)	(1.5)	(2.8)	(0.8)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Stores channel comparable sales change	1.4%	0.6%	1.6%	(0.2)%
Digital channel contribution to comparable sales change	0.4	0.6	0.6	0.5
Total comparable sales change	1.9%	1.2%	2.2%	0.3%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Nine Months Ended
REDcard Penetration (unaudited)	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Target Debit Card	12.1%	11.2%	12.0%	11.2%
Target Credit Cards	10.2	9.8	9.9	9.5
Total REDcard Penetration	22.3%	21.0%	22.0%	20.7%
Note: Amounts may not foot due to rounding.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	October 31, 2015	January 31, 2015	November 1, 2014	October 31, 2015	January 31, 2015	November 1, 2014
Expanded food assortment stores	1,306	1,292	1,294	168,745	167,026	167,291
SuperTarget stores	249	249	249	44,150	44,151	44,151
General merchandise stores	232	240	249	27,028	27,945	28,861
CityTarget stores	9	8	8	987	820	820
TargetExpress stores	9	1	1	173	21	21
Total	1,805	1,790	1,801	241,083	239,963	241,144
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes restructuring costs, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies. Prior year amounts have been revised to present Adjusted EPS on a continuing operations basis.

Adjusted EPS	Three Months Ended
	October 31, 2015			November 1, 2014
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$0.76			$0.82	(7.9)%
Adjustments
Restructuring costs (a)	$21	$13	$0.02	$—	$—	$—
Data Breach-related costs (b)	26	20	0.03	12	7	0.01
Impairments (c)	39	29	0.05	—	—	—
Resolution of income tax matters	—	—	—	—	(30)	(0.05)
Adjusted diluted earnings per share from continuing operations			$0.86			$0.79	8.6%

	Nine Months Ended
	October 31, 2015			November 1, 2014
(millions, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP diluted earnings per share from continuing operations			$2.98			$2.33	27.7%
Adjustments
Restructuring costs (a)	$135	$85	$0.13	$—	$—	$—
Data Breach-related costs (b)	38	27	0.04	140	90	0.14
Loss on early retirement of debt	—	—	—	285	174	0.27
Impairments (c)	39	29	0.05	16	9	0.01
Card brand conversion costs (d)	—	—	—	13	8	0.01
Resolution of income tax matters	—	(8)	(0.01)	—	(31)	(0.05)
Adjusted diluted earnings per share from continuing operations			$3.18			$2.72	16.9%
Note: Amounts may not foot due to rounding. Beginning with the first quarter 2015, we no longer adjust for the reduction of the beneficial interest asset because it is no longer meaningful. For comparison purposes, prior year Adjusted EPS has been revised.
(a) Costs related to our previously announced corporate restructuring.
(b) For the three and nine months ended October 31, 2015, we recorded $26 million and $38 million of pretax Data Breach-related expenses. Along with legal and other professional services, these expenses include adjustments to the accrual necessary to reflect our current loss expectations for the remaining potential Data Breach-related claims. For the three and nine months ended November 1, 2014, we recorded $12 million and $186 million of pretax expenses, respectively. We also recorded expected insurance proceeds of $46 million for the nine months ended November 1, 2014, for net pretax expenses of $140 million.
(c) For the three and nine months ended October 31, 2015, these expenses relate to the impairment of long-lived and intangible assets. For the nine months ended November 1, 2014, these expenses relate to impairment of undeveloped land.
(d) Expense related to converting the co-branded REDcard program to MasterCard.

We have also disclosed after-tax return on invested capital for continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	October 31, 2015	November 1, 2014
Earnings from continuing operations before interest expense and income taxes	$4,946	$4,264
+ Operating lease interest (a)(b)	90	98
Adjusted earnings from continuing operations before interest expense and income taxes	5,036	4,362
- Income taxes (c)	1,717	1,444
Net operating profit after taxes	$3,319	$2,918

Denominator (dollars in millions) (unaudited)	October 31, 2015	November 1, 2014	November 2, 2013
Current portion of long-term debt and other borrowings	$825	$483	$2,109
+ Noncurrent portion of long-term debt	11,951	12,623	11,381
+ Shareholders' equity	13,256	16,373	16,155
+ Capitalized operating lease obligations (b)(d)	1,503	1,639	1,546
- Cash and cash equivalents	1,977	718	687
- Net assets of discontinued operations	196	4,550	4,457
Invested capital	$25,362	$25,850	$26,047
Average invested capital (e)	$25,606	$25,949

After-tax return on invested capital	13.0%	11.2%
(a) Represents the hypothetical capitalization of our operating leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 34.1% and 33.1% for the trailing twelve months ended October 31, 2015 and November 1, 2014.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the prior period.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	October 31, 2015	November 1, 2014	November 2, 2013
Total rent expense	$188	$205	$193
Capitalized operating lease obligations (total rent expense x 8)	1,503	1,639	1,546
Operating lease interest (capitalized operating lease obligations x 6%)	90	98	n/a
Subject to reclassification